                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                          [ ]  Confidential, for Use of the Commission Only (as
                                                              permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                Food Lion, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

    (2)  Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)  Proposed maximum aggregate value of transaction:

    (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

                                FOOD LION, INC.
                              2110 EXECUTIVE DRIVE
                                 P.O. BOX 1330
                      SALISBURY, NORTH CAROLINA 28145-1330
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    TO THE SHAREHOLDERS OF FOOD LION, INC.:
                             ---------------------

     The Annual Meeting of the Shareholders of Food Lion, Inc. (the "Company") will be held at 10:00 a.m. on Thursday, May 6, 1999, at the Catawba College Keppel Auditorium, Salisbury, North Carolina, for the following purposes, all as more fully described in the accompanying Proxy Statement:

        1. To elect ten members to the Board of Directors;

        2. To consider and vote on a proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending January 1, 2000; and

        3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on March 15, 1999 as the record date for the determination of shareholders entitled to vote at the meeting and, accordingly, only shareholders who are otherwise entitled to vote and who are holders of record at the close of business on that date will be entitled to notice of and to vote at the meeting. The transfer books of the Company will not be closed. A Proxy Statement and proxy card are enclosed herewith. You are urged to date, sign and return the proxy card promptly in the envelope provided.

                                          LESTER C. NAIL
                                          Secretary

April 16, 1999

SHAREHOLDERS MAY REVOKE A PROXY UPON DELIVERY TO THE SECRETARY OF THE COMPANY OF A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. SHAREHOLDERS MAY ALSO REVOKE A PROXY BY ATTENDING THE ANNUAL MEETING OF SHAREHOLDERS AND VOTING IN PERSON.

                                FOOD LION, INC.
                              2110 EXECUTIVE DRIVE
                                 P.O. BOX 1330
                      SALISBURY, NORTH CAROLINA 28145-1330
                             ---------------------
                                 APRIL 16, 1999
                             ---------------------

                                PROXY STATEMENT

     The accompanying proxy is solicited by and on behalf of the Board of Directors of Food Lion, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at 10:00 a.m. on Thursday, May 6, 1999, at the Catawba College Keppel Auditorium, Salisbury, North Carolina, and at any adjournment or postponement thereof (the "Annual Meeting"). The entire cost of such solicitation will be borne by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals, and the Company may reimburse them for their expenses in doing so. Personal solicitations may be conducted by directors, officers and employees of the Company. This Proxy Statement and accompanying proxy card will be mailed to shareholders on or about April 16, 1999.

     The shares represented by the accompanying proxy and entitled to vote will be voted if the proxy card is properly signed and received by the Company prior to the meeting. Where a choice is specified on any proxy card as to the vote on any matter to come before the meeting, the proxy will be voted in accordance with such specification. If the proxy card is properly signed and returned, but where no choice is specified, the proxy will be voted (i) for the election of the persons nominated to serve as the directors of the Company named in this Proxy Statement, (ii) for the proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending January 1, 2000, and (iii) in such manner as the persons named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the Annual Meeting.

                        VOTING SECURITIES OF THE COMPANY

     The Company is authorized to issue and has outstanding (i) non-voting shares of Class A Common Stock, par value $.50 per share ("Class A Common Stock"), and (ii) voting shares of Class B Common Stock, par value $.50 per share ("Class B Common Stock") (collectively, the "Common Stock"). Holders of record of the Class B Common Stock at the close of business on March 15, 1999 (the "Record Date") are entitled to vote at the Annual Meeting and are entitled to one vote for each share held. At the close of business on the Record Date, there were 230,830,364 shares of Class B Common Stock issued and outstanding and 247,912,931 shares of Class A Common Stock issued and outstanding. Shares of Class A Common Stock have no voting rights other than as provided by North Carolina law.

     The laws of North Carolina, under which the Company is incorporated, provide that, in connection with the election of directors, the persons receiving a plurality of the votes cast will be elected as directors. The affirmative vote of a majority of the shares of Class B Common Stock represented and entitled to vote at the Annual Meeting will be required to ratify the appointment of independent accountants. Abstentions will be counted in determining the existence of a quorum for the Annual Meeting, but abstentions and broker non-votes will not be counted as votes in favor of or against the proposals described above.

     Etablissements Delhaize Freres et Cie "Le Lion" S.A. ("Delhaize") and its wholly owned subsidiary, Delhaize The Lion America, Inc., a Delaware corporation ("Detla"), own, in the aggregate, more than 50% of the outstanding shares of the Company's Class B Common Stock. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT -- Principal Shareholder." The affirmative vote by Delhaize and Detla will guarantee the passage of any of the proposals described above (and any other proposals that require majority vote for passage). The Company has been informed that Delhaize and Detla intend to vote FOR the election of the ten nominees for director proposed herein under "Proposal (1) -- Election of Directors"; and FOR Proposal (2), ratifying the appointment of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending January 1, 2000.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

PRINCIPAL SHAREHOLDER

     The following information is furnished for each person known by management of the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's Class B Common Stock, the only voting security of the
Company:

                                                               AMOUNT AND NATURE
                                                            OF BENEFICIAL OWNERSHIP
                                                                     AS OF            PERCENT
NAME AND ADDRESS                                                MARCH 15, 1999        OF CLASS
----------------                                            -----------------------   --------
Etablissements Delhaize Freres et Cie
  "Le Lion" S.A
  rue Osseghem, 53
  1080 Brussels, Belgium..................................        120,443,462(1)        52.2%

---------------

(1) Includes 63,352,780 shares held of record by Delhaize's wholly owned subsidiary, Detla. Detla's address is Suite 2160, Atlanta Plaza, 950 East Paces Ferry Road, Atlanta, Georgia 30326. Delhaize, Detla and the Company are parties to a Shareholders Agreement dated September 15, 1994, which governs the voting of the shares held by Delhaize and Detla in the election of directors and other matters. See "Shareholders Agreement" below.

OWNERSHIP OF MANAGEMENT

     The following information with respect to beneficial ownership of shares of the Company's Class A Common Stock and Class B Common Stock as of March 15, 1999, is furnished for each director, nominee for director and Named Executive of the Company (as identified below under "EXECUTIVE COMPENSATION -- Summary Compensation Table") and for all directors, nominees for director, and executive officers of the Company as a group. The number of shares of common stock set forth in the table below includes shares that may be acquired within 60 days of March 15, 1999, but does not include shares of common stock beneficially owned by Delhaize, as to which Messrs. Beckers, Coppieters, Dumont, Raquez and de Vaucleroy are associated as further described herein. See "Principal Shareholder" above for more information relating to the ownership of Class B Common Stock by Delhaize. Unless otherwise noted, each person has sole voting and investment power of the shares beneficially owned by such person.

                                                             CLASS A                 CLASS B
                                                          COMMON STOCK            COMMON STOCK
                                                      ---------------------   ---------------------
                                                      AMOUNT AND              AMOUNT AND
NAME OF INDIVIDUAL                                    NATURE OF     PERCENT   NATURE OF     PERCENT
   OR NUMBER OF                                       BENEFICIAL      OF      BENEFICIAL      OF
 PERSONS IN GROUP                                     OWNERSHIP      CLASS    OWNERSHIP      CLASS
------------------                                    ----------    -------   ----------    -------
Pierre-Olivier Beckers..............................         --       --             --       --
A. Edward Benner....................................     34,778(1)     *            585        *
Jacqueline Kelly Collamore..........................      1,472        *          1,000        *
Jean-Claude Coppieters 't Wallant...................         --       --             --       --
Pierre Dumont.......................................         --       --             --       --
William G. Ferguson.................................      1,472        *             --       --
Bernard W. Franklin.................................      1,897        *             --       --
Joseph C. Hall, Jr..................................    169,526(2)     *         62,033(2)     *
Margaret H. Kluttz..................................      1,772        *          1,050        *
Pamela K. Kohn......................................     25,299(3)     *             --       --
Bill McCanless......................................     64,845(4)     *             --       --
Dominique Raquez....................................         --       --             --       --
Tom E. Smith........................................    914,685(5)     *      1,529,267(5)     *
Gui de Vaucleroy....................................         --       --             --       --
All directors, nominees for director, and executive
  officers as a group (28 persons)..................  1,419,012(6)     *      1,619,074        *

---------------

  * Indicates less than 1%.
(1) Includes (a) 19,140 restricted shares of Class A Common Stock held pursuant to the 1996 Employee Stock Incentive Plan of Food Lion, Inc.; and (b) 9,515 shares of Class A Common Stock that may be acquired upon exercise of options granted under the 1996 Employee Stock Incentive Plan of Food Lion, Inc.
(2) Includes (a) 6,930 shares of Class A Common Stock and 1,080 shares of Class B Common Stock held by Mr. Hall as custodian for his children; (b) 300 shares of Class A Common Stock held by Mr. Hall's wife as custodian for their children; (c) 5,400 shares of Class A Common Stock and 5,400 shares of Class B Common Stock held by Mr. Hall's children; (d) 48,889 restricted shares of Class A Common Stock held pursuant to the 1996 Employee Stock Incentive Plan of Food Lion, Inc.; and (e) 27,241 shares of Class A Common Stock that may be acquired upon exercise of options granted under the 1996 Employee Stock Incentive Plan of Food Lion, Inc.
(3) Includes (a) 16,033 restricted shares of Class A Common Stock held pursuant to the 1996 Employee Stock Incentive Plan of Food Lion, Inc.; and (b) 6,669 shares of Class A Common Stock that may be acquired upon exercise of options granted under the 1996 Employee Stock Incentive Plan of Food Lion, Inc.
(4) Includes (a) 1,799 shares of Class A Common Stock held by Mr. McCanless' wife; (b) 38,588 restricted shares of Class A Common Stock held pursuant to the 1996 Employee Stock Incentive Plan of Food Lion, Inc.; and (c) 20,381 shares of Class A Common Stock that may be acquired upon exercise of options granted under the 1996 Employee Stock Incentive Plan of Food Lion, Inc.

(5) Includes (a) 480 shares of Class A Common Stock and 203 shares of Class B Common Stock held by Mr. Smith's wife; (b) 149,096 restricted shares of Class A Common Stock held pursuant to the 1996 Employee Stock Incentive Plan of Food Lion, Inc.; and (c) 142,202 shares of Class A Common Stock that may be acquired upon exercise of options granted under the 1996 Employee Stock Incentive Plan of Food Lion, Inc.; and excludes 166,792 shares of Class A Common Stock and 348,912 shares of Class B Common Stock owned by trusts created by Mr. Smith for his children and over which Mr. Smith exercises no voting or investment power.
(6) Includes (a) 355,828 restricted shares of Class A Common Stock held pursuant to the 1996 Employee Stock Incentive Plan of Food Lion, Inc.; (b) 239,279 shares of Class A Common Stock that may be acquired upon exercise of options granted under the 1996 Employee Stock Incentive Plan; and (c) shares represented by 23,040 units in the Profit Sharing Retirement Plan of Food Lion, Inc. allocated to Class A Common Stock. The number of shares per unit in such plan fluctuates based in part on the allocation of cash to the fund. As of March 15, 1999, the 23,040 units held by all directors and executive officers as a group represented 32,486 shares of Class A Common Stock.

SHAREHOLDERS AGREEMENT

     On September 15, 1994, Delhaize, Detla and the Company entered into an agreement (the "1994 Shareholders Agreement" or "Shareholders Agreement") containing provisions regarding, among other things, the nomination of candidates for election to the Board of Directors, the voting of securities beneficially owned by the parties to the Shareholders Agreement for the election of directors, the role of the Chief Executive Officer in the management of the Company and the voting requirements applicable to specified actions by the Board of Directors. The 1994 Shareholders Agreement is effective until April 30, 2001, unless Delhaize and Detla's aggregate ownership of voting shares of the Company is reduced below 10%, in which case the Shareholders Agreement would terminate at that time.

     The 1994 Shareholders Agreement provides for, subject to the fiduciary duties of directors under North Carolina law or except as the Board of Directors by Special Vote may otherwise direct, a Nominating Committee of the Board of Directors to nominate the slate of directors to be submitted to the shareholders for election to the Board and persons to fill any vacancies on the Board of Directors that arise from time to time. See "THE BOARD OF DIRECTORS." The Shareholders Agreement provides that the Nominating Committee shall consist of three persons, one of whom will be designated by Delhaize and Detla, collectively, one of whom will be the Chief Executive Officer of the Company or his designee from among the members of the Board of Directors, and one of whom will have no affiliation (other than Board of Directors or Committee membership) with either Delhaize, Detla or the Company. The Shareholders Agreement specifies that the slate to be proposed for election to the Board of Directors shall consist of ten persons, four proposed by the Chief Executive Officer of Delhaize, two proposed by the Chief Executive Officer of the Company, and four to have no affiliation (other than Board of Directors or Committee) with either Delhaize, Detla or the Company. The Shareholders Agreement requires persons nominated to fill vacancies on the Board to be selected in a corresponding manner.

     The Shareholders Agreement also reflects a voting agreement between Delhaize and Detla to vote in favor of the slate of directors proposed by the Nominating Committee and approved by the Board of Directors, and not to participate directly or indirectly in any effort to cause cumulative voting to be in effect for any election of directors of the Company.

                                  PROPOSAL (1)

                             ELECTION OF DIRECTORS

     Article 3, Section 2 of the bylaws of the Company provides for a minimum of eight and a maximum of ten directors, as such number is established from time to time by the shareholders or the Board of Directors of the Company. The Board of Directors has set the number of directors at ten. The ten persons who receive the highest number of votes at the meeting (assuming a quorum is present) shall be deemed to have been elected. The ten persons named below are nominated to serve on the Board of Directors until the 2000 Annual Meeting of Shareholders and until their successors are elected and qualified. Except for Mr. Dumont, each nominee is currently a director of the Company. The Board of Directors unanimously recommends that each shareholder vote FOR the election of each of the nominees named below as a director of the Company.

     Each nominee for director has indicated that he or she is willing and able to serve as a director if elected. However, if any nominee should become unable to serve or will not serve, the persons named on the enclosed proxy card will vote for such substitute nominees as designated by the Board of Directors.

     The age and brief biographical description of each of the ten nominees for director are set forth below:

PIERRE-OLIVIER BECKERS (38) -- Mr. Beckers is a director of Delhaize and has been for more than five years a member of the Executive Committee of Delhaize. Since January 1, 1999, Mr. Beckers has served as Chief Executive Officer and President of the Executive Committee of Delhaize. Mr. Beckers also serves as a director, President and Chief Operating Officer of Detla, a wholly owned subsidiary of Delhaize. From January 1, 1998 to December 31, 1998, Mr. Beckers served as Executive Vice President of the Executive Committee of Delhaize. He has been a manager of Delhaize since 1986. Mr. Beckers was first elected as a director of the Company in 1992 and is a member of the Audit, Senior Management Compensation and Stock Option Committees. Mr. Beckers was elected Chairman of the Board of Directors of the Company on April 7, 1999, following the retirement of Tom E. Smith as Chairman on that date.

DR. JACQUELINE KELLY COLLAMORE (39) -- Dr. Collamore manages a corporate consulting practice in Chevy Chase, Maryland. Between 1993 and 1996, she held the positions, variously, of Associate with Credit Suisse, Vice President and Chief of Staff of Credit Suisse Asset Management, Inc., and Associate and Chief of Staff of Credit Suisse Private Banking. Dr. Collamore was a consultant with Arthur D. Little from 1991 to 1992, and was an independent business consultant from 1986 to 1991. She was a Lecturer of Marketing from 1989 to 1992 at various colleges and universities. Dr. Collamore was first elected as a director in 1994 and is Chairperson of the Audit Committee.

JEAN-CLAUDE COPPIETERS 't WALLANT (53) -- Mr. Coppieters is and has been for more than five years the Secretary of the Board of Directors and a member of the Executive Committee of Delhaize. Since January 1, 1998, he has been the Group Chief Financial Officer of Delhaize. He is also a director, Vice President, Treasurer and Assistant Secretary of Detla. Mr. Coppieters was first elected as a director of the Company in 1996.

PIERRE DUMONT (61) -- Mr. Dumont has been the Secretary of the Executive Committee of Delhaize since 1995 and the Group Human Resources Development Officer of Delhaize since 1998. He was the Human Resources Manager of Delhaize from 1971 to 1997.

WILLIAM G. FERGUSON (71) -- Mr. Ferguson has been a director of Snow Aviation International, Inc. since 1988 and the Executive Vice President since 1989. Mr. Ferguson is Chairman of the Board of Directors of Pyrocap International Corporation. Mr. Ferguson was Chairman and Chief Executive Officer of TTI

Systems, Inc. from 1977 through the sale thereof to Transco Energy Company in 1986 and until he retired from Transco in 1989. Mr. Ferguson was first appointed to the Board of Directors on December 7, 1993. He is a member of the Audit and Stock Option Committees and is Chairperson of the Senior Management Compensation Committee.

DR. BERNARD W. FRANKLIN (46) -- Dr. Franklin has been the President of St. Augustine's College in Raleigh, North Carolina since March 1995. From July 1989 until March 1995, Dr. Franklin served as President of Livingstone College and Hood Theological Seminary in Salisbury, North Carolina. Dr. Franklin served as Vice President of Student Affairs at Virginia Union University (from 1987 to
1989) and Assistant Vice President of Student Affairs at Johnson C. Smith University (from 1985 to 1987). Dr. Franklin was first elected as a director in 1993 and is a member of the Audit Committee and Chairperson of the Stock Option Committee. Dr. Franklin also is a member of the board of directors of Centura Bank, Inc.

JOSEPH C. HALL, JR. (49) -- Mr. Hall is Senior Vice President of Operations and Chief Operating Officer of the Company, and has held those positions since July 1, 1995. Mr. Hall joined the Company in 1976 and has served as a Vice President since 1988. Mr. Hall has variously held the positions of Vice President of Purchasing, Vice President of Marketing, Vice President of
Operations -- Southern Division and Vice President of Operations -- Central Division before assuming his current position. Mr. Hall was first appointed to the Board of Directors on July 13, 1995.

MARGARET H. KLUTTZ (55) -- Mrs. Kluttz has been a member of the North Carolina Board of Transportation since 1993. She was appointed Chairperson of the North Carolina Rail Council in 1994. She served as Chairperson on the North Carolina Rail Commission from 1994 until 1997. Mrs. Kluttz served as Mayor of the City of Salisbury, North Carolina from 1991 until 1997. Mrs. Kluttz is a member of the Board of Advisors of the National Trust for Historic Preservation. She was first appointed to the Board of Directors on September 20, 1994. Mrs. Kluttz is a member of the Audit Committee and is Chairperson of the Nominating Committee.

BILL MCCANLESS (41) -- Mr. McCanless is the President and Chief Executive Officer of the Company, and has held those positions since April 7, 1999. Mr. McCanless was elected by the Board of Directors to fill those positions upon the retirement of Tom E. Smith as the President and Chief Executive Officer of the Company. Prior to that time, Mr. McCanless was Senior Vice President of Administration and Chief Administrative Officer since 1995 and was Vice President of Legal Affairs from 1993 to 1995. Mr. McCanless also was Secretary from 1994 to April 7, 1999. Mr. McCanless was also appointed to the Board of Directors on April 7, 1999, to fill the vacancy created by the retirement of Tom
E. Smith and is a member of the Nominating Committee.

DOMINIQUE RAQUEZ (39) -- Mr. Raquez is, and has been since 1995, a Member of the Executive Committee of Delhaize. He serves, and has served since January 1, 1998, as the Financial Planning, Control and Development Officer of Delhaize. He was the Secretary of the Executive Committee of Delhaize from 1990 until 1994. He has been a manager of Delhaize since 1985. Mr. Raquez was first elected to the Board of Directors in 1998.

     Having recently retired as Chief Executive Officer of Delhaize and having given the Company distinguished service as a director since 1975, Gui de Vaucleroy will retire as a director effective as of the Annual Meeting.

                             THE BOARD OF DIRECTORS

     The business of the Company is managed under the direction of the Board of Directors, as provided by North Carolina law and the Company's bylaws. The Board of Directors has established an Audit Committee, Nominating Committee, Senior Management Compensation Committee and Stock Option Committee.

     The Audit Committee recommends to the Board of Directors the appointment of the Company's outside accountants and reviews the scope and results of the audits by the Company's outside accountants. The Audit Committee also reviews the scope and results of audits by the Company's Internal Audit Department and other matters pertaining to the Company's accounting and financial reporting functions. The members of the Audit Committee, which met four times during the fiscal year ended January 2, 1999, are presently Pierre-Olivier Beckers, Jacqueline Kelly Collamore (Chairperson), William G. Ferguson, Bernard W. Franklin, Margaret H. Kluttz and Gui de Vaucleroy.

     Under the Company's bylaws, the Nominating Committee must consist of three directors, one director designated by Delhaize and Detla, collectively, one director designated by the Company's Chief Executive Officer and one director who has no affiliation (other than Board of Directors or Committee membership of the Company) with either Delhaize, Detla or the Company. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT -- Shareholders Agreement." The Nominating Committee is responsible for nominating the slate of directors to be submitted to the shareholders for election, if approved by the Board, and for nominating persons to fill vacancies that arise on the Board. Under the bylaws, the slate of directors nominated by the Nominating Committee will consist of ten persons, four of whom are proposed by Delhaize, two of whom are proposed by the Chief Executive Officer of the Company and four of whom have no affiliation (other than Board or Committee membership of the Company) with either Delhaize, Detla or the Company. If any director ceases to be a director of the Company, the Nominating Committee, subject to the Board's approval, shall nominate an appropriate person to fill the vacancy, selected in a corresponding manner (e.g., if a director proposed by Delhaize ceases to be a director, then Delhaize shall propose the person to fill the vacancy). The members of the Nominating Committee are presently Margaret H. Kluttz (Chairperson), Bill McCanless and Gui de Vaucleroy. The Nominating Committee will consider candidates suggested by shareholders in accordance with the procedures set forth in the Company's bylaws. The Nominating Committee met one time during the fiscal year ended January 2, 1999.

     The Senior Management Compensation Committee, which consists of three non-employee directors, is responsible for reviewing and approving compensation for senior management of the Company, including amounts allocated to participants under the Company's Annual Incentive Bonus Plan and the Key Executive Annual Incentive Bonus Plan, both of which are described below under the caption "REPORT ON EXECUTIVE COMPENSATION -- Incentive Compensation." The members of the Senior Management Compensation Committee, which met three times during the fiscal year ended January 2, 1999, are presently Pierre-Olivier Beckers, William G. Ferguson (Chairperson) and Gui de Vaucleroy.

     The Stock Option Committee administers the 1996 Employee Stock Incentive Plan of Food Lion, Inc. This Committee selects the individuals who will be awarded options and restricted stock and establishes terms of options and the restrictions on restricted stock awarded under the 1996 Employee Stock Incentive Plan of Food Lion, Inc. See "REPORT ON EXECUTIVE COMPENSATION -- Incentive Compensation." The members of the Stock Option Committee, which met two times during the fiscal year ended January 2, 1999, are presently Pierre-Olivier Beckers, William G. Ferguson and Bernard W. Franklin (Chairperson).

     The Board of Directors met five times during the fiscal year ended January 2, 1999. During that period, each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and
(ii) the total number of meetings held by all committees on which the director served.

COMPENSATION OF DIRECTORS

     The Company has agreed to pay Dr. Jacqueline Kelly Collamore, Dr. Bernard
W. Franklin, William G. Ferguson and Margaret H. Kluttz a quarterly fee of $6,500, a per board meeting fee of $1,000 and reimbursement for all related travel expenses for their service on the Board of Directors. The $6,500 quarterly fee is paid in cash in each of the first three quarters of the year. The Board of Directors has approved the payment of the $6,500 fourth quarter fees in the form of Class A Common Stock, until such time as the aggregate number of shares of Class A Common Stock issued in payment of such director's fees is 25,000 shares. There are no other arrangements pursuant to which directors of the Company are compensated for services as directors.

                                  PROPOSAL (2)

                     APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The firm of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers"), Charlotte, North Carolina has, upon the recommendation of the Audit Committee of the Board of Directors, been selected by the Board of Directors of the Company as independent accountants for the fiscal year ending January 1, 2000, subject to ratification of that appointment by the vote of a majority of the shares of Class B Common Stock represented and entitled to vote at the Annual Meeting. PricewaterhouseCoopers, or its predecessors, has acted as independent accountants for the Company since 1973. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions.

     The persons named on the accompanying proxy card intend to vote in favor of the ratification of the appointment of PricewaterhouseCoopers as independent accountants for the fiscal year ending January 1, 2000, unless a contrary choice is indicated on the enclosed proxy card. The affirmative vote of a majority of the shares of Class B Common Stock represented and entitled to vote at the Annual Meeting is necessary to ratify this appointment. The Board of Directors unanimously recommends that each shareholder vote FOR this proposal.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the annual and long-term compensation earned by the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (the "Named Executives") for services rendered to the Company in all capacities for the fiscal years ended January 2, 1999, January 3, 1998, and December 28, 1996.

                                                                           LONG-TERM
                                                                          COMPENSATION    LONG-TERM
                                                                 OTHER     RESTRICTED    COMPENSATION
                                    ANNUAL COMPENSATION          ANNUAL      STOCK         OPTIONS/     ALL OTHER
NAME AND PRINCIPAL POSITION  ---------------------------------   COMP.      AWARD(S)         SARS         COMP.
AS OF JANUARY 2, 1999(6)     YEAR   SALARY($)(1)   BONUS($)(2)   ($)(3)      ($)(4)          (#)           (5)
---------------------------  ----   ------------   -----------   ------   ------------   ------------   ---------
Tom E. Smith                 1998     958,657        423,256     39,222     460,235       225,662/0      233,153
  Chairman of the Board,     1997     973,901        414,986     27,183     456,268       342,598/0      299,948
  President and Chief        1996     781,395        385,756     24,478     346,854       246,607/0      269,863
  Executive Officer
Joseph C. Hall, Jr.          1998     446,389        175,187      7,705     158,744        77,835/0       94,063
  Senior Vice President of   1997     441,577        166,845      8,362     153,164       115,006/0      130,218
  Operations and Chief       1996     360,961        139,037     18,760     100,883        71,724/0       76,065
  Operating Officer
Bill McCanless               1998     425,132        166,845      7,239     151,184        74,129/0       85,586
  Senior Vice President of   1997     368,983        139,037      6,615     108,491        81,463/0       97,658
  Administration, Chief      1996     259,893        100,107     10,787      72,644        51,647/0       55,157
  Administrative Officer
  and Secretary
A. Edward Benner, Jr.        1998     249,181         61,120     11,298      75,320        36,931/0       46,108
  Vice President of          1997     246,494         58,209     11,718      55,573        41,728/0       51,539
  Information                1996     201,492         48,508     22,987      33,121        23,547/0       44,200
  Technology and Chief
  Information Officer
Pamela K. Kohn               1998     247,995         97,326      2,039      88,189        43,242/0       47,788
  Senior Vice President of   1997     221,256         66,983      5,280      33,484        25,144/0       41,374
  Merchandising              1996     128,060         13,375      1,715      22,516        16,010/0       24,127

---------------

(1) Includes $230,000, $152,000 and $130,000 that Mr. Smith earned in 1996, 1997 and 1998, respectively, and for which he elected to defer payment until subsequent years.
(2) These amounts are awarded under the Key Executive Annual Incentive Bonus Plan (for Mr. Smith in 1996, 1997 and 1998) or the Incentive Bonus Plan, and are shown for the year earned.
(3) Includes amounts reimbursed for medical expenses, amounts deemed compensation under the Company's Low Interest Loan Plan, amounts deemed compensation in connection with an automobile furnished by the Company to each of the Named Executives, amounts deemed compensation in connection with life insurance policies for the Named Executives, and the value of certain other personal benefits.
(4) The dollar values of the restricted stock awards shown in this column are based on the closing market price of the Company's Class A Common Stock on the date of grant multiplied by the number of shares awarded. The number and value of the aggregate restricted stock holdings for each of the Named Executives at the end of the last completed fiscal year (January 2, 1999), representing shares of restricted stock that had been granted under the 1996 Employee Stock Incentive Plan of Food Lion, Inc., are as follows: for Mr. Smith, 149,096 shares valued at $1,584,145; for Mr. Hall, 48,889 shares valued at $519,446; for Mr. McCanless, 38,588 shares valued at $409,998; for Mr. Benner, 19,140 shares valued at $203,363; and for Ms. Kohn, 16,033 shares valued at $170,351. The value of such shares, which were granted in 1996, 1997 and 1998, is based on the closing stock price of the Company's Class A Common Stock on December 31, 1998, the last trading day in fiscal year 1998. The shares of restricted stock were granted on May 3, 1996, May 1, 1997 and May 7, 1998 in the following amounts: to Mr. Smith, 47,031 shares in 1996, 68,227 shares in 1997 and 45,596 shares in 1998; to Mr. Hall, 13,679 shares in 1996, 22,903 shares in 1997 and 15,727 shares in 1998; to Mr. McCanless, 9,850 shares in 1996, 16,223 shares in 1997 and 14,978 shares in 1998; to Mr. Benner, 4,491 shares in 1996, 8,310 shares in 1997 and 7,462 shares in 1998; and to Ms. Kohn, 3,053 shares in 1996, 5,007 shares in 1997 and 8,737 shares in 1998. The shares of restricted stock granted in 1996 will vest one-fourth on May 3, 1999, one-fourth on May 3, 2000 and one-fourth on May 3, 2001 (the Named Executives received one-fourth of the 1996 grant on May 3, 1998). The shares granted in 1997 will vest one-fourth on May 1, 1999, one-fourth on May 1, 2000, one-fourth on May 1, 2001, and one-fourth on May 1, 2002. The shares granted in 1998 will vest one-fourth on May 7, 2000, one-fourth on May 7, 2001, one-fourth on May 7, 2002 and one-fourth on May 7, 2003. No dividends will be paid on the restricted stock during the period in which the shares are subject to restrictions under the 1996 Employee Stock Incentive Plan of Food Lion, Inc.
(5) Includes $24,000 contributed by the Company on behalf of each of the Named Executives under the Profit Sharing Retirement Plan of Food Lion, Inc. during 1998. Amounts set forth in this column also include contributions to the Profit Sharing Restoration Plan of Food Lion, Inc. on behalf of the Named Executives in lieu of additional contributions that would have made under the Profit Sharing Retirement Plan of Food Lion, Inc. but for certain limitations on such contributions in the Internal Revenue Code of 1986, as amended. These payments were, for Mr. Smith, $200,955 in 1998, $206,957 in 1997 and $178,213 in 1996; for Mr. Hall, $67,985 in 1998, $72,865 in 1997
    and $50,478 in 1996; for Mr. McCanless, $60,625 in 1998, $53,531 in 1997 and
    $29,570 in 1996; for Mr. Benner, $22,108 in 1998, $24,339 in 1997 and
    $18,613 in 1996; and for Ms. Kohn, $23,312 in 1998, $14,174 in 1997 and $0
    in 1996. On May 4, 1995, the Board of Directors adopted the Profit Sharing Restoration Plan of Food Lion, Inc., pursuant to which excess profit sharing payments are credited to an account on behalf of each participant. See "REPORT ON EXECUTIVE COMPENSATION -- Profit Sharing" below. Amounts set forth in this column also include, for Messrs. Smith, Hall and McCanless and Ms. Kohn, the economic value of premiums paid by the Company directly or, in the case of Mr. Smith, paid by Mr. Smith and reimbursed by the Company to Mr. Smith, to maintain split dollar life insurance policies on behalf of the executives. Under the Retirement Agreement between the Company and Mr. Smith, the Company will pay the premiums on such split dollar life insurance policies through December 31, 2001, at which time the policies will be transferred to Mr. Smith. Such life insurance policies insure Mr. Smith's life in the amount of $3,250,000. See "EXECUTIVE COMPENSATION -- Employment Plans and Agreements" below. The Company has secured split dollar life insurance policies for Messrs. Hall and McCanless and Ms. Kohn in the face amount of three and one-half times such officer's base salary, if death occurs prior to retirement, and two times base salary if death occurs after retirement. The life insurance policies are assigned to the Company as security for the premiums paid by the Company and, upon the death of the executive or earlier termination of the policies, the Company is entitled to receive directly from the insurance carrier an amount equal to the sums advanced.

(6) On April 7, 1999, Tom E. Smith retired as President and Chief Executive Officer of the Company. On that date, Bill McCanless was appointed President and Chief Executive Officer to fill the vacancies resulting from Mr. Smith's retirement. On April 14, 1999, Pamela K. Kohn resigned as Senior Vice President of Merchandising of the Company.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table shows information for the Named Executives, concerning
(i) exercises of stock options during the year ended January 2, 1999 and (ii) the amount and value of unexercised "in-the-money" options for the Company's Class A Common Stock, as of January 2, 1999. The value of stock options at January 2, 1999 was determined by the spread between the exercise price of such options and the closing price of shares of the Company's Class A Common Stock, as reported by the NASDAQ National Market System on such date.

                                                                     NUMBER OF SECURITIES
                                                                    UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED
                                                                       OPTIONS/SARS AT         OPTIONS/SARS AT
                                                                          FY-END (#)              FY-END ($)
                                                                    ----------------------   --------------------
                                 SHARES ACQUIRED   VALUE REALIZED        EXERCISABLE/            EXERCISABLE/
NAME                               ON EXERCISE          ($)             UNEXERCISABLE           UNEXERCISABLE
----                             ---------------   --------------   ----------------------   --------------------
Tom E. Smith...................          --               --            60,000/829,867             0/2,241,845
Joseph C. Hall, Jr.............          --               --             1,666/267,899           8,330/734,132
Bill McCanless.................       1,500            8,344             1,999/211,240           9,839/538,328
A. Edward Benner, Jr...........          --               --             1,666/105,540           7,601/271,000
Pamela K. Kohn.................       1,833            8,290              1,333/86,730           6,353/179,637

                               PERFORMANCE GRAPHS

     The graphs set forth below compare, for the five- and ten-year periods indicated, the "cumulative shareholder return" to shareholders of the Company as compared with the return of the Standard & Poor's 500 Stock Index and of a group of seven retail food chain stores consisting of Albertson's, Inc., American Stores Co., Bruno's, Inc., Great Atlantic & Pacific Tea Co., Kroger Co., Safeway, Inc. and Winn-Dixie Stores, Inc. (the "Peer Group Index"). "Cumulative shareholder return" has been computed assuming an investment of $100 at the beginning of the periods indicated in the Common Stock of the Company and the stock of the companies comprising the Standard & Poor's 500 Stock Index and the Peer Group Index, and assuming the reinvestment of dividends.

     The Peer Group Index in Food Lion's 1998 Proxy Statement included Giant Food, Inc. and Vons Companies, Inc., in addition to the corporations included in this 1999 Peer Group Index. The Peer Group Index has been restated to omit Giant Food, Inc. and Vons Companies, Inc. since they were acquired and trading data for the full year ended December 31, 1998 is not available.

                             FIVE YEAR PERFORMANCE

 MEASUREMENT PERIOD                                                S&P 500
(FISCAL YEAR COVERED)                               FOOD LION       INDEX           PEER GROUP
---------------------                               ---------       ------          ----------
1993                                                    100            100               100
1994                                                  80.07         101.32            113.28
1995                                                  90.88         139.40            148.21
1996                                                 157.79         171.40            188.02
1997                                                 138.62         228.59            253.47
1998                                                 177.07         293.91            403.40

                              TEN YEAR PERFORMANCE




  MEASUREMENT PERIOD                         S&P 500
(FISCAL YEAR COVERED)        FOOD LION       INDEX         PEER GROUP
---------------------        ---------       -------       ----------
1988                             100            100            100
1989                          117.10         131.69         138.60
1990                          142.88         127.60         147.07
1991                          299.27         168.47         163.60
1992                          130.81         179.15         208.82
1993                          109.54         197.21         208.01
1994                           87.71         188.82         235.64
1995                           99.55         274.90         308.30
1996                          172.85         338.02         381.10
1997                          151.85         450.80         527.24
1998                          193.98         579.63         839.13

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth the number of shares of the Company's Class A Common Stock for which stock options were granted to each of the Named Executives during the fiscal year ended January 2, 1999.

                                                                                             POTENTIAL REALIZABLE
                                                                                               VALUE AT ASSUMED
                                                                                                ANNUAL RATES OF
                                                                                                  STOCK PRICE
                                                    INDIVIDUAL                                 APPRECIATION FOR
                                                      GRANTS                                      OPTION TERM
------------------------------------------------------------------------------------------------------------------
            (A)                      (B)                (C)           (D)          (E)          (F)         (G)
                                  NUMBER OF         % OF TOTAL
                                 SECURITIES        OPTIONS/SARS     EXERCISE
                                 UNDERLYING         GRANTED TO      OR BASE
                                OPTIONS/SARS       EMPLOYEES IN      PRICE     EXPIRATION
NAME                             GRANTED (#)      FISCAL YEAR (1)    ($/SH)       DATE        5% ($)      10% ($)
----                          -----------------   ---------------   --------   -----------   ---------   ---------
Tom E. Smith................       225,662             23.17         $10.22      5/7/08      1,403,991   3,601,698
Joseph C. Hall, Jr..........        77,835              7.99         $10.22      5/7/08        484,263   1,242,292
Bill McCanless..............        74,129              7.61         $10.22      5/7/08        461,205   1,183,142
A. Edward Benner, Jr........        36,931              3.79         $10.22      5/7/08        229,772     589,440
Pamela K. Kohn..............        43,242              4.44         $10.22      5/7/08        269,037     690,168

---------------

(1) All options vest and become exercisable for shares of the Company's Class A Common Stock as follows: one-third on May 7, 2001, one-third on May 7, 2002 and the remaining one-third on May 7, 2003.

            REPORT OF THE SENIOR MANAGEMENT COMPENSATION COMMITTEE,
                 STOCK OPTION COMMITTEE AND BOARD OF DIRECTORS

                        REPORT ON EXECUTIVE COMPENSATION

     The Company's policy with respect to executive compensation has been designed to:

     - reward executive officers for the achievement of short-term operating goals and for the enhancement of the long-term shareholder value of the Company;

     - align the interests of executive officers with those of the Company's shareholders with respect to short-term operating results;

     - adequately and fairly compensate executive officers in relation to their responsibilities, capabilities, and contributions to the Company and in a manner that is commensurate with compensation paid by companies of comparable size within the Company's industry to enable the Company to attract and retain highly skilled and qualified senior management.

     As in prior years, the Company worked with Towers Perrin, an independent compensation consulting firm, to establish estimated competitive compensation opportunities for the Company's senior executives to ensure that the Company's compensation structure is sufficiently competitive to attract and retain highly qualified executives in all of its senior management positions. Towers Perrin's competitive review and analysis of industry pay practices was based on a compilation of competitive compensation and benefit information from published surveys of the retail grocery industry, proxy statements for 11 specific competitors in the grocery industry selected on the basis of their revenues and multi-store operational formats (Albertson's Inc.; American Stores Co.; Fleming Companies, Inc.; Giant Food, Inc.; Great Atlantic & Pacific Tea Co.; Hannaford Brothers Co.; Kroger Co.; Publix Super Markets, Inc.; Safeway, Inc.; Supervalue, Inc.; and Winn-Dixie Stores, Inc.), as well as Towers Perrin's own compensation and benefit data sources. This compilation of competitive information is referred to herein as the "Towers Perrin Competitive Data." According to the Towers Perrin Competitive Data, total compensation (which included stock options and restricted stock) for the Named Executives was competitive, and Towers Perrin so advised the Senior Management Compensation Committee.

     The primary components of compensation paid by the Company to executive officers are base salary and incentive compensation, with incentive compensation broken down further into incentive bonus payments, stock options, restricted stock and profit sharing. The relationship of each principal component of compensation to the Company's performance is discussed below.

BASE SALARY

     Each year, the Senior Management Compensation Committee reviews and approves the base salaries to be paid by the Company during the following year to members of senior management. Annual adjustments to base salaries are determined based on a number of factors, including the Company's business and financial performance and the executives' contributions to the Company's performance.

     At its December 1998 meeting, the Senior Management Compensation Committee reviewed the base salaries of the Named Executives taking into account their roles and performance contributions, as well as the Company's overall competitive pay positions, to determine appropriate increases to base salaries for 1999. As a result of this review, such Committee increased the 1999 base salary for each of the Named Executives in amounts ranging from 2% to 18%. This Committee believes that these increases and the resulting new base salaries are consistent with overall Company and individual performance and the Company's general strategy of paying base salaries competitive within the industry to allow it to retain valued executives. These salary actions are also consistent with such Committee's strategy over the past five years to bring the Company's executive compensation program more in line with competitive industry practice.

     Tom E. Smith's terms of employment, including the level of his base salary, for the period prior to his retirement on April 7, 1999, were set forth in an August 1, 1991 Employment Agreement between Mr. Smith and the Company (the "Smith Employment Agreement"). The Smith Employment Agreement provided that Mr. Smith's base salary would be competitive with the Company's industry as determined annually based upon a consultant's report of industry practices, but that Mr. Smith's base salary would not be reduced in connection with any annual review of industry practices. The Smith Employment Agreement further provided that Mr. Smith would be eligible to participate in compensation plans of the Company and that he would be provided split dollar life insurance in specified amounts. Except for the base salary and split dollar life insurance, the Smith Employment Agreement did not address in detail any component of Mr. Smith's compensation. See also "Employment Plans and Agreements -- Senior Management Employment Agreements" for discussion of employment agreements with Messrs. Hall, McCanless and Benner, and Ms. Kohn.

INCENTIVE COMPENSATION

     INCENTIVE BONUS. A substantial portion of each executive officer's compensation package is in the form of an incentive bonus designed to reward the achievement of short-term operating goals and long-term increases in shareholder value.

     The Company's Incentive Bonus Plan, which was adopted by the Company in 1982, is designed to offer an incentive to those employees whose performance most directly affects the Company's profitability, as determined by the Senior Management Compensation Committee. Under the terms of the Incentive Bonus Plan, each employee selected for participation in the plan is assigned a maximum potential bonus award, which is computed by multiplying a predetermined percentage rate ranging from 10% to 45%, depending on the participant's position in the Company (the "Potential Percentage Rate"), by each participant's salary (the "Potential Bonus"). Under the plan, the total bonus payable each year for all participants (the "Total Bonus") may not exceed the lesser of (i) 2.1% of the Company's net income before taxes and certain other adjustments in excess of 15% return on average shareholder's equity (the "ROE Bonus Amount") and (ii) the aggregate of the Potential Bonus for all plan participants (the "Maximum Bonus Amount"). A portion of each participant's bonus is determined by multiplying one-half of such participant's Potential Percentage Rate by such participant's salary (the "Objective Bonus"). All or any of the remaining Total Bonus is determined and allocated among participants at the discretion of the Senior Management Compensation Committee (the "Discretionary Bonus"). In determining the Discretionary Bonus, the Senior Management Compensation Committee considers a number of factors, including contributions of each participant toward the accomplishment of business objectives during the year.

     For the year ended January 2, 1999, each of the Named Executives except Mr. Smith (who participated in a separate plan described below), received his or her Potential Bonus, and the Total Bonus paid to participants under the plan equaled the Maximum Bonus Amount. In determining the Discretionary Bonus awarded to each executive, the Senior Management Compensation Committee sought to reward senior management for the Company's financial performance during 1998 and for increasing long-term shareholder value of the Company. The Senior Management Compensation Committee found that the Company had substantially benefited during 1998 from improved financial performance in a highly competitive industry and the continued growth of the Company. In addition, the Senior Management Compensation Committee considered to what extent each participant met his or her personal goals established at the beginning of the fiscal year by such participant and his or her supervisor.

     In December 1995, the Internal Revenue Service issued its final regulations for Section 162(m) of the Internal Revenue Code of 1986, as amended (the "IRC") covering the non-deductibility of compensation in excess of $1,000,000 for the CEO and the four highest-paid officers (other than the CEO) named in the proxy statements of public companies. IRC Section 162(m) provides for deductibility of "performance-based" compensation in excess of $1,000,000 so long as it meets the requirements of Section 162(m), which include, among other things, that the compensation be paid through application of a shareholder approved plan.

     At the Annual Meeting of Shareholders in May, 1996, shareholders approved the Key Executive Annual Incentive Bonus Plan (the "Key Executive Plan"), which was designed to provide annual incentive compensation opportunities that will qualify as performance-based under the terms of IRC Section 162(m). Under the terms of this plan, the Senior Management Compensation Committee may designate certain executive officers who may be affected by the terms of Section 162(m) to participate in this plan. Executives who are designated for participation in this plan may not simultaneously participate in the Company's Incentive Bonus Plan.

     Participants in the Key Executive Plan are eligible to receive bonuses if and only to the extent that pre-established performance goals are met. The potential maximum bonus that each participant in this plan is eligible to receive will be set as a fixed percentage of profit in excess of a return on average equity threshold as pre-determined by the Senior Management Compensation Committee. The maximum bonus award that any participant may receive in any single year under this plan is $750,000. At the discretion of such Committee, actual bonuses paid may be lower than the amounts generated by the formula, but in no case may they be higher. In 1998, Mr. Smith was the only executive designated to participate in the Key Executive Plan. In addition, certain portions of Mr. Smith's compensation may be deferred as necessary for purposes of IRC Section 162(m). See "Employment Plans and Agreements -- Deferred Compensation Agreements."

     STOCK OPTIONS. At the May 2, 1996 Annual Meeting, shareholders approved amendments to the 1991 Employee Stock Option Plan of Food Lion, Inc., and renamed the plan the 1996 Employee Stock Incentive Plan of Food Lion, Inc. (the "1996 Incentive Plan"). Like the Company's earlier stock option plans, the 1996 Incentive Plan provides the Stock Option Committee full and final authority, in its discretion, to determine within the terms of the plan the individuals to receive awards pursuant to the plan, the times or effective dates when awards will be granted, the number of shares subject to each award, the exercise price for any stock options granted and the time(s) when, and the conditions, if any, under which each award may be vested and/or exercisable.

     The 1996 Incentive Plan provides for grants of stock options and restricted stock. Under the terms of this plan, options to purchase shares of the Company's Class A Common Stock, or awards of shares of Class A Common Stock subject to certain vesting and other restrictions determined by the Stock Option Committee, may be granted on an annual basis to key employees. Grants to the Named Executives of stock options and restricted stock under this plan are made with reference to competitive practice, the Company's overall goal of linking executive compensation to the enhancement of long-term shareholder value, and individual circumstances with respect to executive recruitment and retention. Towers Perrin's recommendations to the Stock Option Committee contemplated annual grants of stock options and restricted stock to the Named Executives in amounts comparable to the grants made in 1997, assuming satisfactory company and individual performance. During 1998, options for 1,180,589 shares of Class A Common Stock were granted under the 1996 Incentive Plan to 1,019 employees.

     PROFIT SHARING. The Company also maintains the Profit Sharing Retirement Plan of Food Lion, Inc. (the "Profit Sharing Plan") for employees pursuant to which the Company contributes annually an amount of current or accumulated earnings as determined by the Board of Directors but not exceeding the maximum amount deductible for income tax purposes. Each employee of the Company is generally eligible to participate in the Profit Sharing Plan as of the first day of the plan year in which he or she completes 1,000 or more hours of service. The annual contribution each year under the Profit Sharing Plan is determined by the Board of Directors but may not in any event exceed 15% of the compensation paid or otherwise accrued during the taxable year for each employee under the Profit Sharing Plan. The Board of Directors approved a contribution to the Profit Sharing Plan for 1998 equal to 15% of the 1998 wages of all eligible employees.

     Tax-deferred contributions by the Company for the benefit of highly compensated employees to the Profit Sharing Plan are subject to certain limits imposed by the IRC. This limit was $30,000 during each of the last three fiscal years. Contributions on behalf of executive officers in excess of these limitations are credited to the executives' accounts under the Profit Sharing Restoration Plan of Food Lion, Inc., which includes a credit of interest at a variable rate equal to the 10-year Constant Maturity Treasury yield in effect on the last day of the previous calendar quarter. Each participant in the Profit Sharing Restoration Plan of Food Lion, Inc. will receive a single lump sum cash distribution in the amount of his or her entire account balance on the first day of the month next succeeding termination of employment with the Company.

     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Company also sponsors a Supplemental Executive Retirement Plan ("SERP") for certain key employees including each of the Named Executives. This plan provides a supplemental benefit that, combined with benefits from the Profit Sharing and Profit Sharing Restoration Plans, deferred compensation agreements, and Social Security, will provide estimated annual benefits at normal retirement (age 65) of up to 60% of the participant's final average compensation. A participant's "final average compensation" means the annual average of the participant's annual cash compensation (to include base salary and incentive bonus) paid to the participant for the five completed calendar years that immediately precede the year in which payments of benefits under the plan are to begin. A participant who retires on or after his normal retirement date, and has completed 20 or more years of service to the Company will receive an annual retirement benefit under the SERP payable as a single life annuity that is equal to the difference between 60% of his final average compensation and certain "benefit offsets." The benefit offsets are the sum of: (1) the participant's annuity under the Profit Sharing Plan; (2) the participant's annuity under the Profit Sharing Restoration Plan; (3) the participant's annuity under any deferred compensation agreement with the Company; and (4) the participant's Social Security benefit. Any participant who retires on or after his normal retirement date and has completed fewer than 20 years of service to the Company will receive a reduced benefit in proportion to the participant's years of service. A participant who retires prior to normal retirement age may be entitled to reduced benefits under the SERP, depending on the participant's age and years of service.

     Based on currently available information and assumptions, the estimated annual benefits under the SERP alone to the Named Executives are $110,265 for Mr. Smith, $5,500 for Mr. Hall and $0 for Messrs. McCanless and Benner, and for Ms. Kohn. The projected SERP benefits to Messrs. McCanless and Benner, and to Ms. Kohn, are $0 because it is estimated that the benefit offsets will exceed 60% of the final average compensation for each of these Named Executives. These estimates may change from time to time depending on the projected final average compensation and the projected value of the benefit offsets for each of the Named Executives.

     This report is submitted by the Senior Management Compensation Committee, the Stock Option Committee and the Board of Directors of the Company.

SENIOR MANAGEMENT
COMPENSATION COMMITTEE:                        STOCK OPTION COMMITTEE:

Pierre-Olivier Beckers                         Pierre-Olivier Beckers
William G. Ferguson, Chairperson               William G. Ferguson
Gui de Vaucleroy                               Bernard W. Franklin, Chairperson

BOARD OF DIRECTORS:

Pierre-Olivier Beckers, Chairman of the Board  Joseph C. Hall, Jr.
Jacqueline K. Collamore                        Margaret H. Kluttz
Jean Claude Coppieters 't Wallant              Dominique Raquez
William G. Ferguson                            Bill McCanless
Bernard W. Franklin                            Gui de Vaucleroy

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following persons served on the Senior Management Compensation Committee during fiscal year 1998: William G. Ferguson (Chairperson), Pierre-Olivier Beckers and Gui de Vaucleroy. Messrs. Hall and McCanless, who are executive officers of the Company, are members of the Company's Board of Directors and participate in decisions by the Board of Directors with respect to annual contributions made by the Company to or for the benefit of employees (including the Named Executives) under the Company's Profit Sharing Plan.

     Mr. de Vaucleroy, who is a member of the Compensation Committee, and Mr. Beckers, who is a member of the Compensation and Stock Option Committees, are affiliated with Delhaize. Food Lion has entered into a lease for the operation of Food Lion stores with a real estate venture in which an indirect subsidiary of Delhaize owns a one-half interest. On October 1, 1986, Food Lion entered into a 20-year lease for the operation of a 20,000 square foot store in Orange Park, Florida. An indirect subsidiary of Delhaize owns a one-half interest in Debarry Place Joint Venture, which is involved in the development of the Orange Park, Florida shopping center. The store opened in September 1987. Under the terms of the lease, the provisions of which Food Lion believes are no more favorable than a lease with a third party lessor, Food Lion is expected to make annual payments of $206,500 in fixed rent and $6,249 in common area maintenance fees for the Food Lion store. In addition, the lease provides for an annual payment to the lessor equal to the amount by which 1% of the annual gross receipts of the leased premises exceeds the fixed rent for the lease year. The lease includes an option to extend the lease for up to four five-year periods.

     Food Lion is engaged in discussions with Delhaize regarding an investment opportunity (in the range of approximately $10 million) in Delhaize's joint venture operations in Thailand. Such investment, if consummated, would be pursuant to arms-length negotiations and would be subject to approval by the Food Lion Board of Directors (by a vote of the directors unaffiliated with Delhaize) and to a fairness opinion from a well-known investment banking firm.

EMPLOYMENT PLANS AND AGREEMENTS

     SENIOR MANAGEMENT EMPLOYMENT AGREEMENTS. The Company is party to employment agreements with each of the Named Executives (except for Mr. Smith and Ms. Kohn as discussed below). These agreements are referred to herein as the "Employment Agreements", and the executives are referred to as the "Executives," except where referred to by name. The Employment Agreements with Messrs. Hall and McCanless were entered into on February 27, 1997 and the Employment Agreements with Mr. Benner and Ms. Kohn were entered into on October 1, 1997. The Employment Agreements have five year terms and will automatically be extended for additional periods of one year unless the Executive or the Company gives the other party at least 180 days written notice prior to the expiration of the term.

     The Employment Agreement with Mr. Hall provides for Mr. Hall's employment as Senior Vice President of Operations and Chief Operating Officer of the Company, and for payment to Mr. Hall of a base salary of not less than $417,112 per year. The Employment Agreement with Mr. McCanless provides for Mr. McCanless' employment as Senior Vice President of Administration and Chief Administrative Officer of the Company, and for payment to Mr. McCanless of a base salary of not less than $347,593 per year. A new Employment Agreement with respect to Mr. McCanless's employment as President and Chief Executive Officer of the Company has not yet been implemented. The Employment Agreement with Mr. Benner provides for his employment as Vice President of Information Technology/Chief Information Officer of the Company, and for the payment to Mr. Benner of a base salary of not less than $232,836 per year. The Employment Agreement with Ms. Kohn provided for her employment as Senior Vice President of Merchandising of the Company, and for the payment to her of a base salary of not less than $208,556 per year. Ms. Kohn resigned from the Company on April 14, 1999, and her Employment Agreement was terminated as of such date. The Employment Agreements authorize the Board of Directors to increase such minimum amounts from time to time. The Employment Agreements also entitle the Executives to participate in other compensation and benefit plans of the Company. The Executives may elect to defer some or all of their bonus compensation and up to 50 percent of the base salary payable to them pursuant to their Employment Agreements. The Employment Agreements with Messrs. Hall and McCanless and Ms. Kohn require the Company to maintain split dollar life insurance for each of the Executives in the face amount of three and one-half times the Executive's base salary if his or her death occurs prior to retirement (subject to certain conditions), and two times the Executive's last base salary if death occurs after retirement.

     The Company may terminate each Executive's employment for Cause, as defined in the Employment Agreements. The Employment Agreements define Cause as (i) willful failure (other than by reason of incapacity due to physical or mental illness) by the Executive to perform his or her material duties thereunder and his or her inability or unwillingness to correct such failure within thirty days after receipt of such notice, (ii) conviction of the Executive of a felony or plea of no contest to a felony, or (iii) perpetration of a material dishonest act or fraud against the Company or any affiliate thereof. The definition of "Cause" expressly excludes any mistake of fact or judgment made by the Executive in good faith with respect to the Company's business. If the Company terminates the Executive's employment for Cause, or the Executive's employment terminates due to death, the Company will no longer be required to make payments to the Executive or his or her estate under his or her Employment Agreement, except for compensation earned prior to such termination and pursuant to plans, arrangements or agreements providing for payments after termination of employment (including, in the case of the Executive's death, payments pursuant to a salary continuation agreement with the Company), see "Employment Plans and Agreements -- Salary Continuation Agreements." The Company or the Executive may terminate the Executive's employment upon the Executive's disability as specified in the Employment Agreements, in which case the Company shall pay the Executive a lump sum payment equal to

50 percent of the present value of the future base salary payable to the Executive during the remainder of the term of employment under his or her Employment Agreement or for a period of two years, whichever is longer.

     The Executive may terminate his or her employment without liability to the Company for Good Reason, as defined in the Employment Agreements. Good Reason is defined as (i) a material diminution of the professional responsibilities of the Executive, (ii) assignment of inappropriate duties to the Executive, (iii) failure of the Company to comply with compensation and benefits obligations to the Executive, (iv) transfer of the Executive more than 50 miles from Salisbury, North Carolina, without good business reasons, as determined by the Company's Board of Directors, (v) a purported termination of the Employment Agreement by the Company other than in accordance with the terms thereof, (vi) the occurrence of a Change in Control of the Company, or (vii) failure of the Company to require any successor to the Company to assume and comply with the Employment Agreement. The Employment Agreements define a "Change in Control" of the Company as a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as amended (the "Exchange Act"); provided that a Change in Control of the Company shall be deemed to have occurred if: (i) an acquisition (other than directly from the Company) by a Person (as set forth in Sections 3(a)(2) and 13(d)(3) of the Exchange Act, excluding the Company or an employee benefit plan of the Company or an entity controlled by the Company's shareholders) results in the aggregate number of shares of the Company's voting securities beneficially owned by any other Person to exceed the number of shares of the Company's voting securities beneficially owned by Delhaize and Detla;
(ii) at any time during the term of the Employment Agreement there is a change in the composition of the Board of Directors of the Company resulting in a majority of the directors of the Company who are in office on the date of the Employment Agreement ("Incumbent Company Directors") no longer constituting a majority of the directors of the Company; provided that, in making such determination, persons who are elected to serve as directors of the Company and who are approved by all of the directors in office on the date of such election (other than in connection with an actual or threatened proxy contest) shall be treated as Incumbent Company Directors; (iii) consummation of a complete liquidation or dissolution of the Company or a merger, consolidation or sale of all or substantially all of the Company's assets (collectively, a "Business Combination") other than a Business Combination in which all or substantially all of the shareholders of the Company receive fifty percent or more of the stock of the Company resulting from the Business Combination, at least a majority of the board of directors of the resulting corporation are Incumbent Company Directors and after which no person or entity owns twenty percent or more of the stock of the resulting corporation, who did not own such stock immediately before the Business Combination; or (iv) occurrence of any of the events described in (ii) or (iii) above to Delhaize, or the acquisition by any Person of more than thirty percent of the stock of Delhaize.

     If any Executive terminates his or her employment for Good Reason or if the Company terminates his or her employment (except for "Cause" as defined above, or by reason of the Executive's disability), the Company is required to maintain, for the remaining term of employment or three years (whichever is greater), all employee benefit plans in which the Executive was entitled to participate immediately prior to the date of termination or substantially similar benefits if such plans prohibit the Executive's continued participation. In addition, under the Employment Agreements, the Company would be required to pay the Executive a lump sum equal to three (or the number of years remaining under the Employment Agreement, whichever is greater) times the Executive's current base salary.

     Upon a Change in Control, or if the Executive's employment terminates other than for Cause, all of the rights granted to the Executive by the Company to own or acquire stock of the Company (including stock options and restricted stock granted under the 1996 Incentive Plan or other plans) will automatically vest upon the date of such Change in Control or date of termination, provided however, that (assuming no occurrence of a Change in Control) such rights shall not vest if the Executive's employment is terminated for his or her failure adequately to perform his or her duties under his or her Employment Agreement as determined by an affirmative vote of at least seventy percent of the Board of Directors of the Company.

     The Employment Agreements prohibit the Executives, without the written consent of the Board of Directors, from engaging in any retail or wholesale grocery business directly competitive with the business of the Company or any affiliate thereof in any geographic area in which the Company or affiliate is operating at the date of termination. This prohibition applies to the Executives during the term of the Employment Agreements and for a period of two years after their termination. The Employment Agreements also place restrictions, for a period of two years after termination of an Executive's employment, on the recruitment or solicitation of employees or independent contractors of the Company for the purpose of being employed by such Executive or an entity on behalf of which such Executive is acting as agent, representative or employee. If, however, an Executive's employment is terminated prior to the first anniversary of the date on which a Change in Control occurs, the foregoing restrictions on competition and solicitation by such Executive shall not apply.

     Under the Employment Agreements, the Company agrees to indemnify the Executives to the fullest extent permitted under North Carolina law from and against any losses, claims, damages, costs and expenses suffered by the Executives as a result of the fact that they are or were officers of the Company or are or were serving at the request of the Company as officers, employees or agents of an affiliate of the Company. Each Employment Agreement also provides that in the event that any payments to which the Executive is entitled are subject to tax imposed by Section 4999 of IRC (the "Excise Tax"), the Company shall pay the Executive an additional amount such that the net amount retained by the Executive shall be equal to the amount to which the Executive is entitled prior to deduction of the Excise Tax.

     DEFERRED COMPENSATION AGREEMENTS. The Company has entered into deferred compensation agreements with the President and Chief Executive Officer and the other Named Executives of the Company providing for the payment of deferred compensation commencing at age 65 (if employed by the Company at such time) and continuing until their death or for a period of ten years, whichever occurs later. Annual payments to each of the following Named Executives pursuant to these agreements will be as follows: Mr. Hall -- $10,000, Mr.
McCanless -- $10,000, Mr. Benner -- $10,000 and Ms. Kohn -- $10,000. Mr. Smith retired as President and Chief Executive Officer of the Company on April 7, 1999. No annual payments will be made to Mr. Smith pursuant to the deferred compensation agreement between the Company and Mr. Smith.

     Mr. Tom E. Smith has also entered into a Deferral Agreement and Election with the Company, pursuant to which he made an election to defer portions of his compensation in certain years as necessary to avoid receiving any non-performance based compensation in excess of $1,000,000 for purposes of IRC
Section 162(m) in any such year. Mr. Smith did not defer any non-performance based compensation in excess of $1,000,000 in 1998, and the Company is unable to deduct for 1998 tax purposes $110,046, which is the amount of such compensation in excess of $1,000,000. The election to defer terminated upon Mr. Smith's retirement from the Company on April 7, 1999. All deferred amounts shall be paid to Mr. Smith, together with a rate of return of 10% per annum, in a lump sum or, at Mr. Smith's election, in installments over 5, 10 or 15 years.

     SALARY CONTINUATION AGREEMENTS. The Company has entered into salary continuation agreements with each of the Named Executives providing for payments to a named beneficiary in the event of such executive's death prior to attaining the age of 65 while employed by the Company. The agreements are intended to encourage participants to continue employment with the Company.

     Payments for the first 12 months following death are fixed. If death occurs prior to attaining the age of 55, payments after the first 12 months following death are made through the month the decedent would have attained the age of 65 or for a maximum period of 24 years, whichever is less. If death occurs at or after 55 but prior to attaining the age of 65, payments after the first 12 months following death are made for a period of 9 years. Except as provided above, all rights of the participant terminate upon his reaching age 65 or on the date he retires or, for reasons other than death, ceases to be an active employee of the Company. The following table sets forth the amounts payable to the Named Executives at January 2, 1999, pursuant to the arrangements described above:

                                               MONTHLY
                                               PAYMENT                    SUBSEQUENT
                                            -------------              MONTHLY PAYMENT
                                                FIRST       --------------------------------------
NAME OF INDIVIDUAL                          TWELVE MONTHS   24-YEAR PERIOD(1)        9-YEAR PERIOD
------------------                          -------------   -----------------   OR   -------------
Tom E. Smith..............................     $55,756           $    --                $22,302
Joseph C. Hall, Jr........................      25,267            12,634                 10,107
Bill McCanless............................      21,056            10,528                  8,422
A. Edward Benner, Jr......................      14,104                --                  5,642
Pamela K. Kohn............................      12,634             6,317                  5,053

---------------

(1) Based on Mr. Smith's and Mr. Benner's age of 57 as of January 2, 1999, neither of them was eligible to receive payments under the 24-year period calculation. The salary continuation agreements of Mr. Smith and Ms. Kohn were terminated as of April 7, 1999, and April 14, 1999, respectively.

     RETIREMENT AGREEMENT WITH TOM E. SMITH. On April 7, 1999, Tom E. Smith retired as President and Chief Executive Officer of the Company. In connection with his retirement, Mr. Smith entered into a Retirement Agreement with the Company, which provides for Mr. Smith to receive annual compensation of $960,700 through July 31, 2001, plus an additional annual bonus of $432,315 through April 7, 2002, and an annual "wellness" bonus of $36,950 through April 7, 2002. All stock options that have been granted to Mr. Smith that vest on or before December 31, 2000, will remain outstanding and vest on the same schedule as if Mr. Smith had remained employed with the Company through December 31, 2000, and, once such options are vested, will remain exercisable for three months following the respective vesting dates of such options. Additionally, all restricted stock under awards to Mr. Smith that vest on or before December 31, 2000, will remain outstanding following his retirement and will vest on the same schedule as if Mr. Smith had remained employed with the Company through December 31, 2000. Following the date of his retirement, Mr. Smith will receive cash payments from the Company in the amounts that would have been contributed to the Profit Sharing Plan and the Profit Sharing Restoration Plan for Mr. Smith as if he remained employed with the Company through April 7, 2002. Under the Retirement Agreement, Mr. Smith will have a one-time right, exercisable within 30 trading days after his retirement, to sell to the Company for cash, up to 33% of the shares of Class A Common Stock and Class B Common Stock of the Company owned by Mr. Smith on the date of exercise of such right at a per share purchase price equal to the average closing price of the Class A Common Stock or Class B Common Stock, as the case may be, for the 30 trading days preceding the date of exercise as reported on the NASDAQ National Market System. The Company will continue to pay the premiums on the split-dollar life insurance policies currently in effect with respect to Mr. Smith through December 31, 2001. At that time, the life insurance policies will be transferred to Mr. Smith, and the Company will waive its right to receive reimbursement for premiums paid on such policies. Mr. Smith also will be entitled to participate in certain benefit plans of the Company in which he participated prior to his retirement, or receive substantially similar benefits, for a period of three years following his retirement. Mr. Smith has agreed among other things that, for three years following his retirement, (i) he will not, directly or indirectly, own, manage, operate, control, be employed by, or perform services for any business that engages in the retail or wholesale grocery business and which is located anywhere within the continental United States; and (ii) he will not, directly or indirectly, solicit the customers, suppliers or employees of the Company or its affiliates to terminate their relationship with the Company or its affiliates (or to modify such relationship in a manner that is adverse to the interests of the Company or its affiliates), or to violate any valid contracts they may have with the Company or its subsidiaries.

LOW INTEREST LOAN PLAN

     Until December 31, 1997, the Company maintained a Low Interest Loan Plan to provide low interest unsecured demand loans to certain officers and employees of the Company. The Board of Directors of the Company terminated the Low Interest Loan Plan as of December 31, 1997 and no further loans were extended under the plan as of that date. However, the terms of the plan apply to amounts, if any, still outstanding thereunder. With minor exceptions, the total of all loans outstanding to any one employee cannot exceed the following percentages of the employee's annual salary: an amount equal to 25% during the first year of participation in the Low Interest Loan Plan, 50% during the second year, 75% during the third year and 100% thereafter. Interest is payable in monthly installments and may be paid through bi-monthly payroll deductions from the borrower's salary. The rate of interest charged is a rate equal to one half of the prime rate of BankAmerica Corporation on the first business day of each calendar quarter. Pursuant to the Low Interest Loan Plan, the principal amount of a loan is payable on demand (or within 90 days after a borrower leaves service with the Company). Participants must supply a financial statement before receiving a loan under the Low Interest Loan Plan, although no collateral is required.

     Mr. A. Edward Benner was the only Named Executive to have a loan outstanding under the plan in 1998. The largest amount outstanding under the plan during the fiscal year ended January 2, 1999 and the amount outstanding as of March 15, 1999 was $177,700.

                         INFORMATION REGARDING DELHAIZE

     Delhaize is the beneficial owner of approximately 37.6% and 52.2%, respectively, of the outstanding Class A Common Stock and Class B Common Stock of the Company. Delhaize, a Belgian corporation founded in 1867, has its principal executive offices at rue Osseghem, 53, 1080 Brussels, Belgium. Its shares are listed on the Brussels Stock Exchange. Delhaize is engaged primarily in the operation of supermarkets located in Belgium and supplied by its own warehouse facilities, the operation of other retail food outlets and the packaging, distribution and sale of wine, food and food products. Although a precise determination cannot be made since its shares are not registered, its management estimates that approximately 35% of the outstanding stock of Delhaize is held by the descendants of the founders and their relatives, including Messrs. Beckers, Raquez and de Vaucleroy. Delhaize is the owner of the lion logo, which the Company uses with its own trademarks pursuant to a nonexclusive license agreement.

                              CERTAIN TRANSACTIONS

     Tom E. Smith, who retired on April 7, 1999, as the President and Chief Executive Officer of the Company, is the beneficial owner of 50% of the common stock of SAFHI, Inc., a corporation which owns two

Hampton Inn motels, one in Salisbury, North Carolina and one in Mount Pleasant, South Carolina. In 1998, the Company paid a total of $249,939 to these two Hampton Inn Motels, in connection with lodging for various management trainees and other employees of the Company and its subsidiaries. The Company believes that the rates paid for such lodging were at least as favorable as would have been obtainable from an unrelated party.

     For other information relating to certain transactions, see "Executive Compensation -- Compensation Committee Interlocks and Insider Participation."

                           PROPOSALS OF SHAREHOLDERS

     Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, under certain conditions, shareholders may request the Company to include a proposal for action at a forthcoming meeting of the shareholders of the Company in the proxy material of the Company for such meeting. All proposals of shareholders intended to be presented at the 2000 Annual Meeting of the Company must be received by the Company no later than December 17, 1999 for inclusion in the Proxy Statement and proxy card relating to such meeting. Subject to any rights that a shareholder has, pursuant to Rule 14a-8, to have a proposal included in the Proxy Statement, if a shareholder wishes to raise a matter at a shareholders' meeting, or if a shareholder wishes to nominate a person for election to the Board of Directors of the Company at an annual or special meeting, the shareholder is required by the Company's bylaws to give written notice to the Secretary of the Company at least 10 but no more than 60 days before the meeting, unless fewer than 21 days notice of the meeting is given to shareholders. If fewer than 21 days notice of the meeting is given to shareholders, the notice by the shareholder must be received by the Secretary no more than 10 days after the date on which the notice of the meeting is mailed to shareholders. The Company's bylaws should be consulted for the specific requirements for raising matters at shareholders' meetings and for nominating persons to the Board of Directors.

                                 OTHER MATTERS

     The management of the Company knows of no other business that will be presented for consideration at the meeting. However, if other matters are properly presented at the meeting, it is the intention of the proxy holders named in the accompanying proxy card to vote such proxies in accordance with their best judgment.

                                          By order of the Board of Directors.

                                          LESTER C. NAIL
                                          Secretary

April 16, 1999

                                                                      APPENDIX A
PROXY

                                Food Lion, Inc.
                    This Proxy is Solicited on Behalf of the
                     Board of Directors of Food Lion, Inc.

         The undersigned, having received the Notice of Meeting and the Proxy Statement, hereby appoints Bill McCanless and Joseph C. Hall, Jr., and each of them, as proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Class B Common Stock of Food Lion, Inc. owned of record by the undersigned on the matters listed on the reverse side hereof and, in their discretion, on such other matters as may properly come before the Meeting of Shareholders to be held at the Catawba College Keppel Auditorium, Salisbury, North Carolina on Thursday, May 6, 1999 at 10:00 a.m., and any adjournments or postponements thereof.

          If you plan to attend the Meeting of Shareholders in person, please mark the appropriate box on the reverse side of this card.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote your shares unless you sign and return this card.


                                                                     SEE REVERSE
                                                                        SIDE
                            * FOLD AND DETACH HERE *

[X] Please mark your
    votes as in this
    example.

         This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" all of the Board of Directors' nominees and "FOR" Proposal 2. The proxies are authorized to vote upon such other business as may properly come before the Meeting unless otherwise specified herein.

-------------------------------------------------------------------------------
          The Board of Directors recommends a vote FOR all Proposals.
-------------------------------------------------------------------------------
                  FOR   WITHHELD
1.  Election of   [ ]      [ ]     Pierre-Olivier Beckers, Dr. Jacqueline Kelly
    Directors                      Collamore, Jean-Claude Coppieters 't Wallant,
                                   Pierre Dumont, William G. Ferguson,
                                   Dr. Bernard W. Franklin, Joseph C. Hall, Jr.,
                                   Margaret H. Kluttz, Bill McCanless, Dominique
                                   Raquez

For, except vote withheld from the following nominee(s):

--------------------------------------------------------
                                                  FOR   AGAINST    ABSTAIN
2.  Appointment of PricewaterhouseCoopers LLP,    [ ]     [ ]        [ ]
    as independent accountants for the fiscal year ending January 1, 2000.



                                             YES   NO
Do you plan to attend the Meeting of         [ ]   [ ]
Shareholders in person?


SIGNATURE(S)                                 DATE              , 1999
            ---------------------------------    --------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                            * FOLD AND DETACH HERE *


                                [FOOD LION Logo]